Exhibit N

Executive Officers of Shell Pipeline Company LP

Name	Principal Occupation	Citizenship
Steven C. Ledbetter	President	United States
Shawn J. Carsten	Vice President—Finance	United States
Sean Guillory	Vice President	United States

Executive Officers of Shell Midstream LP Holdings LLC

Name	Principal Occupation	Citizenship
Steven C. Ledbetter	President and Chief Executive Officer	United States

Shawn J. Carsten	Vice President and Chief Financial Officer	United States

Sean Guillory	Vice President	United States

Executive Officers of SOPC Holdings West LLC

Name	Principal Occupation	Citizenship
Willem Thierry de Cock Buning	President, Vice President Finance and Treasurer	United States and the Netherlands